UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2011

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-54369

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 13, 2011, Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”), through a wholly owned subsidiary, purchased, at a discount, a non-performing promissory note (the “Note”), secured by a first priority mortgage on a multifamily rental apartment community, from an unaffiliated seller, the Secretary of Housing and Urban Development. The contract purchase price for the Note was $7.1 million, excluding closing costs, and was funded from the proceeds of our public offering. The contract purchase price was 51% of the $13.9 million outstanding principal balance of the Note. The Note was originated on December 20, 2004 in the original principal amount of $14,517,900 (the “Note”). The borrower, The Cannery at Webster Station, Ltd. (the “Borrower”), is in default for not paying at least 15 months of debt service payments.

The Note is secured by a mortgage (the “Mortgage”) encumbering the Cannery Lofts (“Cannery”), a 156-unit apartment community located in downtown Dayton, Ohio. Cannery was constructed as an industrial building in 1838 and subsequently renovated and converted into an apartment community. The most recent renovation was completed in 2001. Cannery is comprised of one 5-story and one 6-story building which together encompass approximately 160,000 rentable square feet of apartment rental space and approximately 40,000 rentable square feet of retail space. Cannery offers tenants amenities including a fitness center, clubroom, roof deck, parking and elevators.

Cannery is located at the northern end of Dayton’s “Oregon District,” a neighborhood in downtown Dayton that has numerous restaurant and entertainment venues. Cannery is also situated within 5 miles of most of Dayton’s major employers, including Wright Patterson Air Force Base, the University of Dayton and Miami Valley Hospital.

The Borrower is not affiliated with us or our advisor. Our plans with respect to the Note include, but are not limited to, restructuring the loan, negotiating a discounted payoff of the Note with the Borrower, selling the Note or foreclosing on the property securing the loan. As of May 4, 2011, the outstanding loan balance on the Note was approximately $13.9 million, including all unpaid interest and late fees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: May 13, 2011	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)